Exhibit 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                              SEWARD SCIENCES, INC.


      FIRST: The name of this corporation (herein called the "Corporation") shallbe: "Seward Sciences, Inc.".

      SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

      THIRD: The purpose or purposes of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

      FOURTH: The total number of shares of stock which this corporation is authorized to issue is eighty-five million (85,000,000), of which (i) seventy-five million (75,000,000) shall be common stock with a par value of $0.001 per share, and (ii) ten million (10,000,000) shall be preferred stock with a par value of $0.001 per share. The preferred stock may be divided into, and may be issued from time to time in one or more series. The board of directors of the Corporation is authorized from time to time to establish and designate any such series of preferred stock, to fix and determine the variations in the relative rights, preferences, privileges and restrictions as between and among such series and any other class of capital stock of the Corporation and any series thereof, and to fix or alter the number of shares comprising any such series and the designation thereof.

      FIFTH: The name and mailing address of the incorporator is as follows:

                              Stephen C. Rocamboli
                    c/o Paramount BioCapital Investments, LLC
                               787 Seventh Avenue
                                   48th Floor
                               New York, NY 10019

      SIXTH: The board of directors shall have the power to adopt, amend or repeal the by-laws.

      SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director to the fullest extent of the law.

                                    * * * * *

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      IN WITNESS WHEREOF, the undersigned,  being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 12th day of August, 2005.


                                                /s/ Stephen C. Rocamboli
                                                --------------------------------
                                                Stephen C. Rocamboli
                                                Incorporator


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